AGREEMENT ON EXTENSION OF LOAN REPAYMENT

Borrower (Party A):        Xianyang Daming Electronics Co. Ltd.
Creditor (Party B):        Construction Bank of China, Xianyang Branch
Guarantor (Party C):       Xianyang Pianzhuan Group, Corp.


Due to the expansion of production, Party A is not able to pay back loan NO.(95)W014, and requested for an extension of the repayment to Party B. Through investigation, Party B agrees to the extension of repayment by Party A, and Party C agrees to provide the guarantee. Thus the three parties agree as follows:

1. Party A borrowed short-term loan designated in US dollar at the amount of Four Hundred Thousand dollars only, is due on December 14, 1996, Party A agrees to extend its repayment for half year, as the result of the extension, the repayment period will be extended from December 14, 1996 to June 14, 1997.

2. The floating annual interest rate according to the rate announced by People's Bank of China will be adjusted to 7.5625%.

3. According to this agreement, Party A's repayment schedule will be as follow:
June 14, 1997 US$400,000

4. During the extended period, all three parties should comply with the provision of loan agreement (95)W014.

5. Other provision agreed among the parties.

6. The agreement will be in force after authorized signature and seal. The agreement will be terminated when the loan is paid off.

7. The agreement is in triplicate, one for each party.


Party A (seal)                                       Party B (seal)
Legal Representative                                 Legal Representative

Party C (seal)
Legal Representative

Date:    December 14, 1996